EXHIBIT 99.1

                                                                   NEWS RELEASE


             MEDIA:                                   INVESTORS:

             Victor Beaudet                           Renee Johansen
             (212) 282-5344                           (212) 282-5320

                         AVON SETTLES SEC INVESTIGATION
                       RELATED TO 1999 SOFTWARE WRITE-OFF

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         Agrees to Restatements that will Increase 2001 E.P.S. by $.06 and Decrease 1999 E.P.S. by $.06

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                           No Penalty or Fine Imposed

NEW YORK, N.Y., July 17, 2002 -- Avon Products, Inc. (NYSE:AVP) today announced that it has settled a previously disclosed investigation by the Securities and Exchange Commission that began in August 2000 concerning Avon's write-off of a customized order management software system known as FIRST. The settlement does not include any penalty or other monetary fine.

     The FIRST project began in late 1996 and Avon had been properly capitalizing the software development costs, which consisted largely of professional services fees paid to Coopers & Lybrand and PricewaterhouseCoopers. In the first quarter of 1999, the company recorded a partial write-off of approximately $15 million (pretax) of FIRST's carrying value, and wrote-off the remaining $24 million (pretax) in the third quarter of 2001. The SEC determined that the entire value of FIRST should have been written off in the first quarter of 1999 and that the disclosure regarding the partial write-off was inaccurate.

                                     (more)

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Avon -2-

     Avon previously announced that the SEC was investigating FIRST and that the company was cooperating fully. In the settlement agreement announced today, Avon, without admitting nor denying the SEC's findings, consented to the entry of an administrative cease and desist order against future securities law violations.

     Avon will restate its financial results to reflect the full write-off of FIRST in 1999. The impact of the restatement will reduce Avon's reported earnings for the first quarter of 1999 by $.05 per share, and for the full-year 1999 by $.06 per share; and increase earnings for the third quarter of 2001 by $.06 per share. The restatement will not affect pro forma earnings of $1.64 and $2.09 per share in 1999 and 2001, adjusted for unusual items. Avon will file revised financial statements for all periods from the first quarter of 1999 through the first quarter of 2002. All changes due to the restatements are non-cash items. The revised financial statements are expected to be filed with the SEC within the next several weeks.

     Avon said it is pleased that the issue has been resolved and that it knows of no other company-related matters being investigated by the SEC.

     Avon is the world's leading direct seller of beauty and related products, with $6.0 billion in annual revenues. Avon markets to women in 143 countries through 3.5 million independent sales Representatives. Avon product lines include such recognizable brand names as Avon Color, Anew, Skin-So-Soft, Advance Techniques Hair Care, beComing and Avon Wellness. Avon also markets an extensive line of fashion jewelry and apparel. More information about Avon and its products can be found on the company's web site www.avon.com.

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